Exhibit 99.1

December 17, 2015

Franklin Financial, F&M Trust Announces New President

(Chambersburg, PA)  The Board of Directors of Franklin Financial Services Corporation, the bank holding company of F&M Trust, announced that Timothy Henry will become the President of Franklin Financial Services Corporation and F&M Trust effective February 1, 2016. William E. Snell, Jr., who has served as President and CEO since 1995, will continue as CEO and a member of the Board of Directors. Henry will be based at the Bank’s corporate headquarters in Chambersburg, PA.

“With more than 33 years of banking experience, Tim understands the needs of our customers and shares our vision to remain a high-performing independent community bank,” said G. Warren Elliott, Chairman of the Board for Franklin Financial and F&M Trust.

Henry has extensive experience in commercial lending, loan workout, retail management, private banking, trust and investment services, operations, risk management and compliance. He started his banking career with Farm Credit (Baltimore District) in 1982 and Commonwealth National Bank in 1984 as an Ag Lender. After Commonwealth was acquired by Mellon in 1986, Henry joined the commercial team at Maryland National Bank. He was part of a four-person LPO based in Harrisburg that developed business with middle market companies in the region.

Henry spent most of his career, over 16 years, with Fulton Financial. He started in 1991 as a Division Manager where he supervised 13 retail locations that focused on client outreach efforts in Lancaster County, PA, through commercial and consumer lending, deposit gathering, wealth, trust and investment solutions. Henry subsequently became the Private Banking Manager for Fulton Financial Trust Company focusing solely on business development and client management. He transferred in 1997 to Fulton’s affiliate in Hagerstown, MD, Hagerstown Trust Company, as its Senior Lender.

In 2007, Henry joined Centra Bank, a startup in the Washington County, MD, market as CEO. He was instrumental in growing the bank over a four year period before it was ultimately acquired by United Bank in West Virginia. Following the acquisition, Henry joined another de novo, BlueRidge Bank, based in Frederick, MD, in 2011 where he was responsible for developing its presence in Washington County, MD. Most recently, Henry has served as Senior Vice President and Commercial Executive in Washington County, MD, for Susquehanna Bank and BB&T since 2013.

“I am honored to have this opportunity and look forward to continue delivering the highest quality service to our customers, shareholders and communities,” said Henry. “I believe my experience has prepared me to lead such a great company.”

Henry has been active in a leadership role with a number of industry and community organizations including the Boys & Girls Club of Washington County, Greater Hagerstown Committee, Hagerstown-Washington County Chamber of Commerce, Washington County Economic Development Commission and the PenMar Development Corporation. He fully intends to serve the community with similar organizations in the Chambersburg and Franklin County markets.

In recognizing William Snell’s significant contribution to the bank, Elliott said, “We have been fortunate to have a leader of Bill’s experience and caliber during some of the most challenging times in the industry. The Board extends its heartfelt thanks for his guidance and commitment to Franklin Financial and F&M Trust during a very distinguished banking career.”

Snell will remain as CEO through a transition period of approximately six months. He will also be engaged in a consulting capacity following the transition period. “I think we have found a perfect fit culturally for our company and our markets,” said Snell. “I am looking forward to working closely with Tim and the Board to ensure a seamless transition.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock trades on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.